Exhibit 3.1

STATE OF WASHINGTON SECRETARY OF STATE

ARTICLES OF DISSOLUTION BY
BOARD OF DIRECTOR(S) AND SHAREHOLDERS(S)
RCW 23B.14.030

UBI #: 601 493 683
Phone #: 604-683-5767
Pursuant to RCW 23B.14.030 of the Washington Business Corporation Act, the undersigned corporation hereby submits these Articles of Dissolution for the purpose of dissolving the corporation.

1.	The name of the corporation is TRIMAINE HOLDINGS, INC.

2.	The date the dissolution was authorized: December 9, 2004

3.	If shareholder approval was required, a statement that dissolution was duly approved by the shareholders pursuant to RCW 23B.14.020 is required.

4.	A copy of the revenue clearance certificate Issued by the Washington State Department of Revenue pursuant to RCW 82.32.260 is required.

5.	This application will be effective upon filing, unless an extended date and/or time appears here:

(Note: Extended effective date may be set at not more than ninety (90) days beyond the date the document is stamped "FILED" by the Secretary of State)

6.	This document is hereby executed under penalties of perjury, and is, to the best of my knowledge true and correct.

Dated: December 29, 2004

/s/ Michael J. Smith
(Signature of Person Authorized to Sign)

Michael J. Smith, President, Chief Financial Officer and Secretary
(Type or Print Name and Title)